Exhibit 10.39

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS BY IMCLONE SYSTEMS INCORPORATED.  THESE PORTIONS HAVE BEEN MARKED WITH TWO ASTERISKS ENCLOSED IN BRACKETS (i.e., [**]).  THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

[IMCLONE LETTERHEAD]

October 12, 2007

Merck KGaA

Dr. Wolfgang Wein

Frankfurter Strasse 250

64293 Darmstadt

Germany

RE:          Amended and Restated Co-Development and Co-Commercialization Agreement for Erbitux in Japan (the “Japan Agreement”)

Dear Dr. Wein:

This letter agreement (this “Agreement”) is intended to clarify the rights and responsibilities of Merck KGaA, a German corporation with general partners (“Merck”), Merck Serono Japan Company, Limited, a Japanese corporation (“MJ”), and ImClone Systems Incorporated, a Delaware corporation (“ImClone”), under the Japan Agreement and under that certain Development and License Agreement, dated December 14, 1998, between Merck and ImClone (as such agreement has been amended, modified and supplemented, the “Existing Agreement”) with respect to Japan in light of their entry into the Japan Agreement.  This Agreement shall become effective upon the signing of the Japan Agreement by all of the parties thereto (the “Effective Date”).  Unless otherwise indicated, initially capitalized terms shall have the meanings given to them in the Japan Agreement.

1.             Royalties for Japan; Other Matters under Japan Agreement.

(a)           Royalties.  Except as otherwise provided in Section 1(c) hereof, following the Effective Date until the expiration of the Japan Agreement or the termination of Merck or MJ under Article 14 of the Japan Agreement, in lieu or the royalties required to be paid by Merck to ImClone under the Existing Agreement in respect of sales in Japan, Merck shall pay, or cause MJ to pay, to ImClone a royalty equal to 4.75% of Net Sales.  Such royalty shall be paid on a quarterly basis and at the same time as Merck is required to pay royalties to ImClone under the Existing Agreement.

Confidential treatment has been requested by ImClone Systems Incorporated for certain portions of this document.

(b)                                 Adjustments upon Termination of BMS/BMKK as a Party to the Japan Agreement.  If BMS/BMKK is terminated as a party to the Japan Agreement prior to termination of this Agreement, then (i) Section 1(a) hereof will not apply following such termination of BMS/BMKK as a party to the Japan Agreement, and (ii) ImClone, Merck and MJ shall give effect to the following provisions (the “Post-BMS Termination Adjustments”) under the Japan Agreement and not to any contrary provisions thereof following such termination of BMS/BMKK:

(A)          Profit Or Loss shall be shared as follows—[**];

(B)           Merck and MJ will provide all of the sales force detailing, marketing, and promotional effort for Final Product in Japan, and will use Diligent Efforts to provide such efforts and support as required by, and in accordance with, those Approved Commercialization Plans then agreed upon as of such termination date; provided, that Merck and MJ shall have a reasonable time (not to exceed six months without good cause) in which to ramp up Sales Force personnel and other internal FTE requirements following such termination in order to perform the assumed Commercialization obligations of BMS/BMKK;

(C)           Commercialization Costs shall be deemed to include the costs of time spent by employees of ImClone, Merck and MJ on the Commercialization of Final Product in Japan on an equal FTE Cost basis, and Development Costs shall be deemed to include the costs of time spent by employees of ImClone, Merck and MJ on the Development of Final Product in Japan on a basis comparable to such treatment of Commercialization Costs;

(D)          Merck, MJ and ImClone shall use the Long-Term Development Plan and the Annual Development Plan and Budget and update them as appropriate to reflect the termination of BMS/BMKK and other relevant circumstances, and will share the Development effort and the Development Costs thereunder as follows— [**]

(E)           Merck/MJ and ImClone shall share all Losses arising under Section 13.2 of the Japan Agreement that otherwise would be allocated among the Parties according to percentages set forth therein as follows—[**]

(F)           the SCJ will be eliminated and the Steering Committee (as defined in the Existing Agreement) will serve as the SCJ under the Japan Agreement;

(G)           each of the Subcommittees will consist of five members, with three members designated by Merck and two designated by ImClone, the JJCC will act by majority vote with each member having one vote and the other Subcommittees will act by unanimous vote; provided, however, that in the event that unanimity cannot be achieved within 20 Business Days after a matter is first submitted to the JJDC, then the representatives to the JJDC designated by Merck will decide such matter; provided, further, that in the event that unanimity cannot be achieved within 20 Business Days after a matter is first submitted to the JJMC, the

Confidential treatment has been requested by ImClone Systems Incorporated for certain portions of this document.

representatives of the Party that is responsible for the applicable manufacturing activities will decide such matter; and

(H)          the Alliance Managers will mean the Alliance Managers designated by Merck/MJ and ImClone.

2.             Termination; Effect of Termination.

(a)           Termination.  This Agreement shall continue until (i) the Japan Agreement expires as provided in Section 14.1(a) thereof; (ii) any of Merck, MJ or ImClone is terminated as a party to the Japan Agreement pursuant to Section 14.2(b), 14.3, 14.4 or 14.5 thereof; (iii) BMS/BMKK is terminated as a party to the Japan Agreement and Merck and ImClone have entered into a New Agreement (as defined below).

(b)           Survival.  Sections 2 and 3 hereof shall survive any termination of this Agreement.  The rights that have accrued to the benefit of any party hereto prior to any termination of this Agreement, including, without limitation, the rights of ImClone to payments from Merck under Section 1(a) hereof with respect to the period prior to such termination, shall survive any termination of this Agreement.

(c)           Effect of Termination.  Upon termination of this Agreement pursuant to Sections 2(a)(i) or (ii) hereof, the rights and obligations of Merck and ImClone to one another with respect to Japan following such termination shall be governed by the terms and conditions of the Existing Agreement, except for the rights and obligations under this Agreement that survive such termination or the Japan Agreement that survive the events that provided the basis for such termination.  Upon termination of this Agreement pursuant to Section 2(a)(iii) hereof, the rights and obligations of Merck and ImClone to one another with respect to Japan following such termination shall be governed by the terms and conditions of the New Agreement, except for the rights and obligations under this Agreement that survive such termination.

(d)           New Agreement.  If BMS/BMKK is terminated as a party to the Japan Agreement, then Merck and ImClone shall promptly begin good faith negotiations (with a view to finalizing within six months thereafter) to enter into a new agreement with respect to Japan that will replace and supersede the Japan Agreement and this Agreement (“New Agreement”), with the understanding that the framework for such New Agreement will be the Japan Agreement as in effect following the termination of BMS/BMKK, except as required to give effect to the Post-BMS Termination Adjustments.

3.             Miscellaneous.

(a)           Relationship of Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer employee or joint venture relationship among the parties hereto.

Confidential treatment has been requested by ImClone Systems Incorporated for certain portions of this document.

(b)           Assignment.  The ability of each of the parties hereto to assign its rights and obligations under this Agreement shall be governed by the terms of the Japan Agreement.  Merck and MJ hereby consent to any assignment by ImClone of the Japan Agreement and this Agreement to an entity that is an Affiliate of ImClone, it being understood that (a) ImClone will remain responsible (jointly and severally) with such Affiliate for the performance of such assigned obligations, and (b) ImClone will cause such assignment and delegation to terminate if such entity ceases to be an Affiliate of ImClone.  All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns

(c)           Notices.  Any notice or request required or permitted to be given under or in connection with this Agreement shall be provided in the manner specified in the Existing Agreement (except that notices to MJ may be provided to Merck as agent for MJ) and the effectiveness of such notices shall be governed by the terms thereof.

(d)           Amendment and Waiver.  No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the parties hereto.  No waiver of any term or condition of this Agreement shall be valid or effective unless in writing and signed by the party hereto against which such waiver is sought to be enforced.  A waiver by any of the parties hereto of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

(e)           Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(f)            Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the United States and the State of New York without regard to conflict of law principles.

(g)           Disputes.  Except as otherwise provided in this Agreement, any disputes under this Agreement shall be addressed in the manner set forth in the Existing Agreement.

(h)           Entire Agreement.  This Agreement, together with the Japan Agreement and the Existing Agreement, and all exhibits, schedules or amendments attached thereto, set forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and merges all prior discussions and negotiations among them.  This Agreement is intended to supplement and modify the Existing Agreement with respect to Japan only, and this Agreement is not intended to and shall not in any way change or amend any other provisions of the Existing Agreement applicable to other countries.

Confidential treatment has been requested by ImClone Systems Incorporated for certain portions of this document.

(i)            Headings.  The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

(j)            Counterparts.  This Agreement may be executed in any number of identical counterparts, any one of which need not contain the signature of more than one party hereto, but all such counterparts taken together shall constitute one and the same agreement.

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Please sign in the space provided below to indicate your agreement to the foregoing. Upon signing of this Agreement by all of the parties hereto, each of such parties shall be legally bound.

IMCLONE SYSTEMS INCORPORATED

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
AS OF OCTOBER 12, 2007 BY:

MERCK KGAA

By:
Name:
Title:

MERCK SERONO JAPAN COMPANY, LIMITED

By:
Name:
Title:

Confidential treatment has been requested by ImClone Systems Incorporated for certain portions of this document.